EXHIBIT 11.1

                             CARRIAGE SERVICES, INC.
                        COMPUTATION OF PER SHARE EARNINGS
               (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE DATA)


    Earnings per share for the three and six month periods ended June 30, 1998 and 1997 is calculated based on the weighted average number of common and common equivalent shares outstanding during the period as prescribed by SFAS 128. The following table sets forth the computation of the basic and diluted earnings per share for the three and six month periods ended June 30, 1997 and 1998:

                                             THREE MONTHS         SIX MONTHS
                                            ENDED JUNE 30,       ENDED JUNE 30,
                                          ------------------   -----------------
                                             1997      1998      1997      1998
                                           -------   -------    ------   -------

Net income .............................     1,489     1,803     3,314     4,449
Preferred stock dividends ..............       174       151       537       301
                                           -------   -------   -------   -------
Net income available to common
   stockholders for basic EPS
   computation .........................     1,315     1,652     2,777     4,148
Effect of dilutive securities ..........      --        --        --         243
                                           -------   -------   -------   -------
Net income available to common
   stockholders for diluted EPS
   computation .........................   $ 1,315   $ 1,652   $ 2,777   $ 4,391
                                           =======   =======   =======   =======

Weighted average number of common shares
   outstanding for basic EPS computation 10,484 12,393 9,782 11,775 Effect of dilutive securities:
     Stock options......................       238       488       280       377
     Assumed conversion of preferred
       stock ...........................      --        --        --         722
                                           -------   -------   -------   -------
Weighted average number of common and
   common equivalent shares outstanding
   for diluted EPS computation .........    10,722    12,881    10,062    12,874
                                           =======   =======   =======   =======

Earnings per share:

     Basic .............................   $   .13   $   .13   $   .28   $   .35
                                           =======   =======   =======   =======
     Diluted ...........................   $   .12   $   .13   $   .28   $   .34
                                           =======   =======   =======   =======